Exhibit 4(c)


                              AMENDMENT NO. 1



          Reference is made to the Loan Agreement dated as of January 29, 1996 among Circus Circus Enterprises, Inc., The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, First Interstate Bank of Nevada, N.A., Societe Generale, Credit Lyonnais Los Angeles Branch and Credit Lyonnais Cayman Island Branch and Credit Lyonnais Cayman Island Branch and Canadian Imperial Bank of Commerce, as Co-Agents, and Bank of America National Trust and Savings Association, as Issuing Bank and Administrative Agent (as amended, the "Loan Agreement"). Terms defined in the Loan Agreement are used herein with the same meanings.

          The parties hereto agree as follows:

          1.  Section 7.1(f).  Section 7.1(f) of the Loan
Agreement is amended and restated in its entirety to read as follows:

              "(f) As soon as practicable, and in any event
      (i) within 30 days after the end of the first three Fiscal Quarters in each Fiscal Year, and (ii) 60 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a written report, in form and detail mutually acceptable to Borrower and the Administrative Agent, with a narrative report describing the results of operations of Borrower and its Subsidiaries during such Fiscal Quarter and detailing the status of each New Venture, including the amounts of New Venture Capital Expenditures and New Ventures Investments made, and reasonably anticipated to be made, with respect thereto;"

          2. Waiver. The Banks hereby waive Borrower's failure to deliver to the Administrative Agent and the Banks the written report required in Section 7.1(f) of the Loan Agreement within 30 days after the Fiscal Quarter ended December 31, 1995.

          3. Condition Precedent. As a condition precedent to the effectiveness of this Amendment, the Administrative Agent shall have received executed counterparts of this Amendment from Borrower and consents hereto from Banks comprising at least the Majority Banks.

          4. Counterparts. This Amendment may be executed in counterparts in accordance with Section 11.7 of the Loan
Agreement.



          5.  Confirmation.  In all other respects, the Loan
Agreement is confirmed.

          This Amendment is dated as of April 15, 1996.

                         CIRCUS CIRCUS ENTERPRISES, INC.



                         By:

                         Title:


                         BANK OF AMERICA NATIONAL TRUST and
                         SAVINGS ASSOCIATION, as
                         Administrative Agent



                         By:

                         Title: